UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2018
MOHAWK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-13697	52-1604305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 South Industrial Blvd., Calhoun, Georgia	30701
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (706) 629-7721

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2018, Mohawk Industries, Inc. (the “Company”) announced that Mr. Paul De Cock was promoted to President-Flooring North America. Mr. De Cock previously served as president of the Company’s Flooring Rest of World floor covering division. In that position, Mr. De Cock successfully led businesses in the Company’s major product categories, including carpet, laminate, LVT and wood.

Mr. De Cock has over 20 years of experience in the flooring industry, beginning his career in 1997 with the Unilin Group. Upon the acquisition of Unilin by the Company in 2005, Mr. De Cock became president of Unilin North America. In 2009 he returned to Belgium where he transformed Unilin’s flooring operations from a laminate business into a total hard flooring business with additional product categories and geographies. Mr. De Cock also led Unilin’s expansion into distribution through the acquisition of more than 10 distribution companies worldwide. Recently, he led the Company’s acquisition of Godfrey Hirst, which is the largest carpet manufacturer in Australia and New Zealand.

Mr. Brian Carson, former president of the Company’s Flooring North America segment, will leave the Company on November 12, 2018 to pursue other interests. Mr. Carson’s separation agreement provides that he will receive a payment equal to one year’s cash compensation, in exchange for his release of all potential claims against the Company and an agreement not to compete with the Company and not to solicit employees or customers of the Company.  In addition, shares of restricted stock held by Mr. Carson that are scheduled to vest in the future will remain outstanding and continue to vest, provided Mr. Carson complies with the restrictive covenants contained in his separation agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated November 13, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.
Date:	November 13, 2018	By:	/s/ R. David Patton
R. David Patton
V.P.-Business Strategy, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit

99.1	Press release dated November 13, 2018